                              ASSET PURCHASE AGREEMENT

                                      BETWEEN

                                INFOSPACE.COM, INC.

                                        AND

                              ACTIVE VOICE CORPORATION

                                   JUNE 30, 1999

                                  TABLE OF CONTENTS

                                                                                 PAGE
1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   Basic Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

     (a)  Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . .4
     (b)  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .5
     (c)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     (d)  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     (e)  Deliveries at the Closing. . . . . . . . . . . . . . . . . . . . . . . . .5
     (f)  Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

3.   Representations and Warranties of the Seller. . . . . . . . . . . . . . . . . .5

     (a)  Organization of the Seller . . . . . . . . . . . . . . . . . . . . . . . .5
     (b)  Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . .6
     (c)  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     (d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     (e)  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     (f)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     (g)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     (h)  Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     (i)  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     (j)  Complete Codebase. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     (k)  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . .7
     (l)  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     (m)  Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (n)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (o)  Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (p)  Product Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (q)  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (r)  Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

4.   Representations and Warranties of the Buyer . . . . . . . . . . . . . . . . . 11

     (a)  Organization of the Buyer. . . . . . . . . . . . . . . . . . . . . . . . 11
     (b)  Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . 11
     (c)  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (e)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . 11

5.   Post-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

     (a)  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (b)  Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (c)  Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12


                                        -i-


                             TABLE OF CONTENTS
                                (CONTINUED)

     (d)  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (e)  Covenant Not to Solicit Employees. . . . . . . . . . . . . . . . . . . . 13

6.   Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . . . . . 13

     (a)  Conditions to Obligation of the Buyer. . . . . . . . . . . . . . . . . . 13
     (b)  Conditions to Obligation of the Seller . . . . . . . . . . . . . . . . . 14

7.   Remedies for Breaches of This Agreement . . . . . . . . . . . . . . . . . . . 15

     (a)  Survival of Representations and Warranties . . . . . . . . . . . . . . . 15
     (b)  Indemnification Provisions for Benefit of the Buyer. . . . . . . . . . . 15
     (c)  Indemnification Provisions for Benefit of the Seller . . . . . . . . . . 15
     (d)  Limitations on Indemnification Claims. . . . . . . . . . . . . . . . . . 15
     (e)  Matters Involving Third Parties. . . . . . . . . . . . . . . . . . . . . 16
     (f)  Determination of Adverse Consequences. . . . . . . . . . . . . . . . . . 17
     (g)  Other Indemnification Provisions . . . . . . . . . . . . . . . . . . . . 17

8.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

     (a)  Press Releases and Public Announcements. . . . . . . . . . . . . . . . . 17
     (b)  No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . 17
     (c)  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (d)  Succession and Assignment. . . . . . . . . . . . . . . . . . . . . . . . 18
     (e)  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     (f)  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     (g)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     (h)  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (i)  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (j)  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (k)  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (l)  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (m)  Incorporation of Exhibits and Schedules. . . . . . . . . . . . . . . . . 20
     (n)  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     (o)  Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . 20

                              ASSET PURCHASE AGREEMENT

       This Agreement is entered into as of June 30, 1999, by and between InfoSpace.com, Inc., a Delaware corporation (the "BUYER"), and Active Voice Corporation, a Washington corporation (the "SELLER"). The Buyer and the Seller are referred to collectively herein as the "PARTIES".

       This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) related to the MyAgent Product of the Seller in return for cash.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

       1.     DEFINITIONS.

       "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets specifically listed as "Acquired Assets" in the Disclosure Schedule, INCLUDING, with respect to such assets, all (a) Intellectual Property therein, goodwill associated therewith, licenses and sublicenses granted (including any beta end user licenses in the form attached hereto as Exhibit 1.1) and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (b) listed agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (c) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (d) listed franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and
(e) listed books, records, ledgers, files, documents, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; PROVIDED, HOWEVER, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any of the rights of the Seller under this Agreement (or under any side agreement including but not limited to the License Agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement) or (iii) any of the assets not specifically listed as "Acquired Assets" in the Disclosure Schedule.

       "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

       "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "APPLICABLE RATE" means the corporate base rate of interest publicly announced from time to time by Bank of America.

       "ASSUMED LIABILITIES" shall only consist of the obligations under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets and specifically listed on the Schedule of Assumed Liabilities. In no event shall the Assumed Liabilities include
(i) any Liability of the Seller for any Taxes incurred for periods prior to the Closing, including in the case of real or personal property Taxes attributable to the Acquired Assets that portion of such Taxes allocable to the period (or portion thereof) ending on or prior to the Closing Date, (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Seller is transferring the Acquired Assets, (iii) any Liability of the Seller for the unpaid Taxes of any Person other than the Seller, as a transferee or successor, by contract or otherwise, (iv) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vi) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

       "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "BUYER" has the meaning set forth in the preface above.

       "CLOSING" has the meaning set forth in Section 2(d) below.

       "CLOSING DATE" has the meaning set forth in Section 2(d) below.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "CONFIDENTIAL INFORMATION" means any information concerning the products, businesses and affairs of the other Party that is not already generally available to the public; provided, however that Confidential Information shall not include information that is independently developed by the receiving party or that becomes known to the receiving party from a source other than the disclosing party under circumstances not involving any breach of any confidentiality obligation between the source and the disclosing party. Notwithstanding the foregoing, the Acquired Assets shall be deemed Confidential Information of the Buyer.

       "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

       "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "INDEMNIFIED PARTY" has the meaning set forth in Section 7(e) below.

       "INDEMNIFYING PARTY" has the meaning set forth in Section 7(e) below.

       "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium) (provided that the Seller may retain copies and tangible embodiments for purposes allowed by the License Agreement).

       "KEY EMPLOYEES" means Ethan Hugg, Dillana Lim, Lance Mansfield, Niraj Shah, David Smith and Laura Smith.

       "KNOWLEDGE" means actual knowledge after reasonable investigation.

       "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "LICENSE AGREEMENT" means the license agreement, in substantially the form attached hereto as Exhibit 1.2, to be entered into by and between the Buyer and the Seller.

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "PARTY" has the meaning set forth in the preface above.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

       "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "SELLER" has the meaning set forth in the preface above.

       "SELLER STOCKHOLDER" means any person who or which holds any capital stock of Seller.

       "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "THIRD PARTY CLAIM" has the meaning set forth in Section 7(e) below.

       2.     BASIC TRANSACTION.

              (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, and the necessary condition concurrent of valid execution and delivery of the License Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

              (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

              (c) PURCHASE PRICE. The Buyer agrees to pay to the Seller at the Closing Eighteen Million Dollars ($18,000,000) (the "Purchase Price") by delivery of cash payable by wire transfer or delivery of other immediately available funds.

              (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Kirkland, Washington, commencing at 9:00 a.m. local time on June 30, 1999 or such other date or time as the Parties may mutually determine (the "Closing Date").

              (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below (including, without limitation, the License Agreement); (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below (including, without limitation, the License Agreement); (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto as Exhibits 2.1, 2.1(b), 2.2, 2.3 and 2.4 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Seller will deliver to the Buyer all tangible forms of the Intellectual Property included within the Acquired Assets; (v) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit 2.5 and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (vi) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

              (f) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule determined by a third party retained by the Buyer to determine such allocation.

       3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the Disclosure Schedule). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

              (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller, and the approval of the Seller Stockholders is not required by any applicable statute, law, rule or regulation in order for the Seller to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

              (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

              (d) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

              (e) TITLE TO ASSETS. The Seller has good and marketable title to the Acquired Assets, free and clear of all Security Interests and restriction on transfer; provided, however, that the Seller makes no representation in this Section 3(e) with respect to the Acquired Assets that constitute Intellectual Property.

              (f)    SUBSIDIARIES.  There is no Subsidiary of the Seller that
(i) owns directly or indirectly any of the Acquired Assets or (ii) is subject to any of the Assumed Liabilities.

              (g) FINANCIAL STATEMENTS. The Seller has provided the Buyer with the following financial statements (collectively the "FINANCIAL STATEMENTS"): audited consolidated balance sheets and statements of income of the Seller as of and for the fiscal year ended March 31, 1999. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of the Seller as of such date and the results of operations of the Seller for such period, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

              (h) LEGAL COMPLIANCE. The Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) in the conduct of business relating or pertaining to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply; provided, however, that the Seller makes no representation in this Section 3(h) as to infringement or violation of the Intellectual Property rights of third parties.

              (i) TAX MATTERS. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any of the Key Employees.

              (j) COMPLETE CODEBASE. The Seller represents and warrants that the source code and supporting documentation of the Acquired Assets and the Active Voice Software (as listed in Exhibit 2 of the License Agreement) is the complete codebase and documentation necessary to compile and operate an executable object code program with the same features, functionality and performance as exist in the MyAgent Product as of the date of this Agreement.

              (k)    INTELLECTUAL PROPERTY

                     (i) The Seller has granted no license, right or permission to any third party in connection with the development, marketing, distribution, use, making (including having made), sale, offer to sell, or import of the Acquired Assets except for the beta end user licenses disclosed in Section 3(k)(i) of the Disclosure Schedule and in the form attached to the Disclosure Schedule as Exhibit 3(k)(i).

                     (ii) The Seller has only disclosed or made available the Acquired Assets to third parties under appropriate non-disclosure obligations.

                     (iii) The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses with respect to the Acquired Assets.

                     (iv) Except as set forth in Section 3(k)(iv) of the Disclosure Schedule, to the Knowledge of the Seller, in the conduct of the business relating or pertaining to the Acquired Assets or the Intellectual Property embodied therein, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Section 3(k)(iv) of the Disclosure Schedule, to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights included in the Acquired Assets.

                     (v) Section 3(k)(v) of the Disclosure Schedule identifies each item of Intellectual Property included in the Acquired Assets. The Seller has delivered to the Buyer correct and complete copies of all patents, registrations, applications, licenses, agreements, and permissions (as amended to date) for each item of Intellectual Property required to be identified and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Section 3(k)(v) of the Disclosure Schedule, except as specifically set forth therein:

                            (A)    the Seller owns all right, title, and
interest in and to the item, free and clear of any Security Interest, or other restriction, provided that this representation shall not be deemed to create any warranty of noninfringement greater or lesser than that granted by the Seller in Section 3(k)(iv) above;

                            (B)    the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                            (C)    no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or to the Seller's Knowledge is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                            (D)    the Seller has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                     (vi) Section 3(k)(vi) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and has made commercially available to the Seller and that the Seller uses as an off-the-shelf developer tool or consumer application with respect to the Acquired Assets pursuant to license, sublicense, agreement, or permission to the extent that such third-party Intellectual Property is not included in the Acquired Assets or disclosed in Section 3(k)(vii) below.

                     (vii) Section 3(k)(vii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses as part of the Acquired Assets pursuant to license, sublicense, agreement, or permission other than those items of Intellectual Property identified in Section 3(k)(vii) of the Disclosure Schedule. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(k)(vii) of the Disclosure Schedule, except as otherwise set forth therein:

                            (A)    the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                            (B)    the license, sublicense, agreement, or
permission is fully transferable and assignable by the Seller to the Buyer;

                            (C)    no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                            (D)    no party to the license, sublicense,
agreement, or permission has to the Seller's Knowledge repudiated any provision thereof;

                            (E)    with respect to each sublicense by the
Seller, to the Seller's Knowledge the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                            (F)    to the Knowledge of the Seller, the
underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                            (G)    to the Knowledge of the Seller, no action,
suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                            (H)    the Seller has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission, except for the beta end user licenses in the form attached hereto as Exhibit 1.1.

              (l) CONTRACTS. Section 3(l) of the Disclosure Schedule lists the following contracts and other agreements that relate or pertain to the Acquired Assets:

                     (i) any agreement concerning confidentiality or noncompetition;

                     (ii)   any agreement for the employment of any Key
Employee; or

                     (iii) any agreement under which the consequences of a default or termination could have a material adverse effect on the Acquired Assets.

       Except as set forth in the Disclosure Schedule, the Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(l) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

              (m) POWERS OF ATTORNEY. Except as set forth in Section 3(m) of the Disclosure Schedule, there are no outstanding powers of attorney executed relating or pertaining to the Acquired Assets.

              (n) LITIGATION. The Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party and, to the Seller's Knowledge, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case relating or pertaining to the Acquired Assets.

              (o) PRODUCT WARRANTY. The only products released by the Seller that are included in or based upon the Acquired Assets have been in the beta testing program and have been subject to the Seller's end user agreements, which disclaim all express and implied warranties, and, to the Seller's Knowledge, the Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product based on the Acquired Assets that has been manufactured, sold, leased, licensed or delivered is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(o) of the Disclosure Schedule includes copies of the standard terms and conditions of the beta testing program.

              (p) PRODUCT LIABILITY. To the Knowledge of the Seller, the Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, licensed or delivered with respect to the Acquired Assets.

              (q) EMPLOYEES. To the Knowledge of the Seller, no employee has any plans to terminate employment with the Seller other than to accept Buyer's offer in connection with this Agreement.

              (r)    DISCLAIMER.  Except as specifically set forth in this
Section 3, the Acquired Assets are and shall be provided strictly on an "as-is" basis. Except as specifically set forth in this Section 3, to the maximum extent allowable by law, the Seller hereby specifically disclaims all warranties, whether express, implied or statutory, including, without limitation any: (i) warranty of merchantability, (ii) warranty of fitness for a particular purpose, (iii) warranty arising from course of performance, course of dealing or usage of trade and/or (iv) warranty of title or noninfringement, and the Buyer has relied on no other warranty of the Seller in entering into this Agreement.

       4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

              (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

              (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

              (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

              (e) FINANCIAL STATEMENTS. The Buyer has provided the Seller with the following Financial Statements (collectively, the "Buyer Financial Statements"): unaudited consolidated balance sheets and statements of income of the Buyer as of and for the quarter ended March 31, 1999. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby (provided that the Buyer Financial Statements may not have complete footnotes and are subject to year-end adjustments), present fairly the financial condition of the Buyer as of such date and the results of operations of the Buyer for such period, are correct and complete, and are consistent with the books and records of the Buyer (which books and records are correct and complete).

       5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

              (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to reasonable access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Assets.

              (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

              (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the business relating to the Acquired Assets from maintaining the same business relationships with the Buyer after the Closing as it maintained prior to the Closing. The Seller will refer all customer inquiries relating to the Acquired Assets to the Buyer from and after the Closing. Each Party will implement the Active Voice MyAgent Transition Plan substantially as outlined on EXHIBIT 5.1.

              (d) CONFIDENTIALITY. Each Party will treat and hold as such all of the Confidential Information of the other Party, refrain from using any of the Confidential Information of the other Party except as permitted by this Agreement and the License Agreement, and deliver promptly to the other Party or destroy, at the request and option of the disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that either Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such Party shall use its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.

              (e) COVENANT NOT TO SOLICIT EMPLOYEES. Except for the Buyer's negotiations with or hiring of the Key Employees in connection with this Agreement, the Parties agree that for twelve (12) months from the date of this Agreement, neither Party shall hire any individuals who are employees of the other during such 12-month period, nor directly or indirectly solicit or entice any of the other Party's employees to cease, terminate or reduce any relationship with the other Party during such period.

       6.     CONDITIONS TO OBLIGATION TO CLOSE.

              (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)    the representations and warranties set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                     (iii) the Seller shall have procured all of the third party consents identified in the Disclosure Schedule;

                     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                     (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 6(a)(i)-(iv) is satisfied in all respects;

                     (vi) the Seller and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                     (vii) each Key Employee shall have executed and delivered an Employment Agreement in substantially the form attached hereto as Exhibit 6.1 and the Seller shall have executed a Release in the form attached hereto as Exhibit 6.2 with respect to such Key Employee;

                     (viii) the Seller shall have executed and delivered the License Agreement; and

                     (ix) the Buyer shall have received from (A) Cooley Godward LLP, counsel to the Seller, an opinion in form and substance as set forth in Exhibit 6.3 and (B) Graybeal Jackson Haley LLP, intellectual property counsel to the Seller, an opinion in form and substance as set forth in Exhibit 6.4 attached hereto, in each case addressed to the Buyer and dated as of the Closing Date.

       The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

              (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                     (i)    the representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                     (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in
Section 6(b)(i)-(iii) is satisfied in all respects;

                     (v) the Buyer shall have executed and delivered the License Agreement; and

                     (vi) the Seller shall have received from Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Buyer, an opinion in form and substance as set forth in Exhibit 6.5 attached hereto, addressed to the Seller, and dated as of the Closing Date.

       The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

       7.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

              (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in Section 3(f)-(h) and Section 3(j)-(q) of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until December 31, 2000. All of the other representations and warranties of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Section 3(a)-(e) and Section 3(i) hereof) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

              (b)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.
The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller relating or pertaining to the Acquired Assets and arising from actions or facts occurring prior to and including the time of Closing which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability or otherwise by operation of law). Notwithstanding the foregoing and anything to the contrary herein, unless the Seller has breached its representation and warranty in the first sentence of Section 3(k)(iv) above, the Seller shall not have any obligation to indemnify the Buyer for any Adverse Consequences suffered by the Buyer or its licensees, successors and/or assigns, resulting from, arising out of, relating to, in the nature of, or caused by any patent infringement claims relating or pertaining to the Acquired Assets.

              (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Buyer relating or pertaining to the Acquired Assets and arising from actions or facts occurring after the time of Closing; provided, however, that the Buyer shall have no obligation to indemnify the Seller pursuant to this Section 7(c) to the extent that the Adverse Consequences of the Seller arise, directly or indirectly, from a breach of a representation, warranty or convenant of the Seller made pursuant to this Agreement.

              (d)    LIMITATIONS ON CLAIMS.

                     (i)    The Seller will have no liability for
indemnification pursuant to Section 7(b) unless on or before December 31, 2000 the Buyer notifies the Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer. The Buyer will have no liability for indemnification pursuant to Section 7(c) unless on or before December 31, 2000 the Seller notifies the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller.

                     (ii) The aggregate liability of the Seller to the Buyer for claims made by the Buyer pursuant to this Agreement or the License Agreement, whether in contract, tort or otherwise, shall not exceed the Purchase Price. The aggregate liability of the Buyer to the Seller for claims made by the Seller pursuant to this Agreement or the License Agreement, whether in contract, tort or otherwise, shall not exceed the Purchase Price.

              (e)    MATTERS INVOLVING THIRD PARTIES.

                     (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the other Party (the "INDEMNIFYING PARTY") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                     (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                     (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                     (iv)   In the event that any of the conditions in
Section 7(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner with respect to any claim for injunctive relief or a substantially similar remedy (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith, but must consult with and obtain consent from the Indemnifying Party with respect to any monetary damages, which consent shall not be unreasonably withheld or delayed), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

              (f) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this
Section 7. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

              (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant any Party may have with respect to the Acquired Assets, or the transactions contemplated by this Agreement.

       8.     MISCELLANEOUS.

              (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure and give the other party a reasonable opportunity to comment upon and edit such disclosure).

              (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (c) ENTIRE AGREEMENT. This Agreement (including the License Agreement and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. This Agreement shall not be deemed valid without the concurrent mutual execution and delivery of the License Agreement.

              (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that either Party may assign any or all of its rights and interests hereunder to an acquiror in the event of (i) a merger of the assigning Party, (ii) an acquisition of more than fifty percent (50%) of the outstanding voting stock of the assigning Party or (iii) a sale of all or substantially all of the assets of the assigning Party, provided that in each such case (x) the assignee shall agree to be bound by the terms of this Agreement and (y) the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder.

              (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO THE SELLER:
       Active Voice Corporation
       2901 Third Avenue
       Suite 500
       Seattle, Washington 98121
       Telecopy:  (206) 441-4784
       Attention:  Chief Executive Officer
       Attention:  General Counsel

IF TO THE BUYER:                             COPY TO:
       InfoSpace.com, Inc.                          Wilson Sonsini Goodrich & Rosati
       15375 NE 90th Street                         Professional Corporation
       Redmond, Washington 98052                    5300 Carillon Point
       Telecopy:  (425) 883-4846                    Kirkland, Washington  98033
       Attention:  Ellen B. Alben, Esq.             Telecopy:  (425) 576-5899
                   Vice President of Legal          Attention:  Patrick J. Schultheis, Esq.
                   and Business Affairs

                                             AND A COPY TO:
                                                    Christensen O'Connor Johnson &
                                                    Kindness
                                                    1420 Fifth Avenue
                                                    Suite 2800
                                                    Seattle, Washington 98101
                                                    Telecopy:  (206) 224-0779
                                                    Attention:  Bruce E. O'Connor, Esq.

       Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

              (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

              (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (k) EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

              (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

              (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

              (o)    SUBMISSION TO JURISDICTION.

                     (i) POLICY: Any claim or dispute between the Parties arising out of or relating to this Agreement, whether or not a contract claim, shall be exclusively determined by binding arbitration under the International Commercial Arbitration Rules of the American Arbitration Association ("AAA RULES"), as modified by the provisions of this Agreement; provided that the total award by a single arbitrator (as opposed to a majority of the arbitrator(s)) shall not exceed two hundred fifty thousand dollars (US$250,000) including interest, attorneys' fees and costs. If either Party demands a total award greater than two hundred fifty thousand dollars (US$250,000) there shall be three (3) neutral arbitrators. If the Parties cannot agree on the identity of the arbitrator(s) within fifteen (15) days of the arbitration demand, the arbitrator(s) shall be selected in accordance with AAA Rules. At least one arbitrator shall be an attorney with more than ten (10) years of experience. Whether a claim is covered by this Agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceedings hereunder. The arbitration shall be conducted in the English language in Seattle, Washington.

                     (ii) NONBINDING MEDIATION: At the request of either Party, made not later than forty-five (45) days after the initial arbitration demand, the Parties agree to submit the dispute to nonbinding mediation which shall not delay the arbitration hearing date.

                     (iii) HEARING: The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred eighty (180) days of the arbitration demand; to conclude the hearing within three (3) days; and to render a written decision not later than twenty (20) days after the hearing. The Parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable law. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, and may award attorneys' fees and costs to the prevailing Party but shall not have the power to award punitive damages.

                     (iv) PROCEDURES: There shall be no discovery or substantive motions, except the arbitrator(s) shall authorize such discovery as may be shown to be necessary to ensure a fair hearing. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the Parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The Parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

                     (v)    ARBITRATION DECISION, JURISDICTION AND VENUE:
The award of the arbitrator(s) shall be final and nonappealable, absent fraud, collusion or willful misconduct by the arbitrator(s). The award may be confirmed and enforced in any court having jurisdiction and the Parties hereby consent to the jurisdiction and venue of the courts of the State of Washington or of any federal court located in such state for such purposes. The Parties hereby waive all defenses as to personal jurisdiction, venue and sovereign immunity from jurisdiction, attachment and execution in any proceeding to confirm or enforce the award. The Party who brings any proceeding to enforce the award and prevails shall be paid its full costs and attorneys' fees by the other Party.

                     (vi) INJUNCTIVE RELIEF: Either Party may seek temporary or preliminary injunctive relief from a court in any jurisdiction. By obtaining any such remedy, neither Party shall waive the provisions of subparagraphs (i) through (v) above.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                 INFOSPACE.COM, INC.

                                                 By:   /s/ Bernee D. L. Strom
                                                       ------------------------

                                                 Title: President and COO
                                                       ------------------------


                                                 ACTIVE VOICE CORPORATION

                                                 By:   /s/ Frank J. Costa
                                                       ------------------------

                                                 Title:   President and CEO
                                                       ------------------------